Exhibit 99.1

JGWPT Holdings Announces Approval of Share Repurchase Program

RADNOR, PA., (Business Wire), May 21, 2014 – JGWPT Holdings Inc. (NYSE: JGW) announced today that its Board of Directors has approved a share repurchase program, authorizing the Company to use up to an aggregate of $15 million to repurchase shares of the Corporation’s issued and outstanding Class A common stock, par value $0.00001 per share (“Class A Common Stock”).  Purchases by the Company under this program may be made from time to time in open market purchases, privately negotiated transactions, accelerated stock repurchase programs, issuer self-tender offers or otherwise in accordance with applicable federal securities laws, and as determined by the Company’s management.

“We see our Class A Common Stock as a compelling investment at current levels”, said David Miller, Chief Executive Officer of JGWPT Holdings Inc.

This program does not obligate the Company to acquire any particular amount of Class A Common Stock.  The pace of repurchase activity will depend on factors such as levels of cash generation from operations, cash requirements for investment in the Company’s business, repayment of debt, current stock price, market conditions and other factors.  The share repurchase program may be suspended, modified or discontinued at any time and has no set expiration date.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Consideration should be given to the areas of risk set forth under the heading “Risk Factors” in our filings with the Security and Exchange Commission (the ‘SEC”), including our registration statement on Form S-1 for our initial public offering, as filed with and declared effective by the SEC on November 8, 2013, and in our other filings made from time to time, including without limitation the most recent Annual Report on From 10-K and Quarterly Reports on Form 10-Q in connection with considering any forward-looking statements that may be made by us and our business generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

About JGWPT Holdings Inc.

JGWPT focuses on key sectors, including structured settlement payment purchasing, annuity payment purchasing, lottery payment purchasing and pre-settlement funding. Through our two market-leading and highly-recognizable brands, J.G. Wentworth and Peachtree Financial Solutions, we have purchased over $9.6 billion of future structured settlement payment streams from our customers since 1995.

For more information about JGWPT, visit www.jgwpt.com or use the information provided below.

Contacts
Investor Relations:
866-386-3853
investor@jgwpt.com

or

Media Inquiries:
Makovsky
John McInerney, 212-508-9628
jmcinerney@makovsky.com